As filed with the Securities and Exchange Commission on March 11, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

USA EQUITIES CORP

(Exact Name of Registrant as Specified in its Charter)

Delaware	30-1104301
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

USA Equities Corp

901 Northpoint Parkway

Suite 302

West Palm Beach, FL 33407

(Address, including zip code, of principal executive offices)

2020 Equity Incentive Plan

(Full Title of the Plans)

Troy J. Grogan

Chief Executive Officer

USA Equities Corp

901 Northpoint Parkway

Suite 302

West Palm Beach, FL 33407

(929) 379-6503

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Vincent J. McGill, Esq.

Mandelbaum Salsburg P.C.

1270 Avenue of the Americas, Suite 1808

New York, NY 10020

(212) 324-1876

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.0001 par value per share	2,000,000 shares	$0.22	$440,000	$57.11

(1)	This Registration Statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.0001 (the “Shares”) of USA Equities Corp. (the “Company” or the “Registrant”) issuable pursuant to (i) the 2020 Equity Incentive Plan (the “Plan”) and (ii) any additional shares that become issuable under the Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act, as amended, using the last sale reported of the Registrant’s common stock as reported on the OTC Pink on March 9, 2020.

The date of this prospectus is March 11, 2020

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Item 1 and Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b). These documents, which include the statement of availability required by Item 2 of Part I, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this registration statement the following documents filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 21, 2020, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 14, 2019; for the quarterly period ended June 30, 2019, filed with the SEC on August 5, 2019; and for the quarterly period ended September 30, 2019, filed with the SEC on November 12, 2019; each of which contains the Registrant’s unaudited financial statements for the latest quarter for which such statements have been filed;

(c)	The Registrant’s current reports on Form 8-K filed with the SEC on February 20, 2019, September 5, 2019, December 23, 2019, February 19, 2020, and February 27, 2020; and

(d)	the description of our common stock contained in the Super Form 10-K, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Section 145 of the Delaware General Corporation Law, as amended (the “DGCL”), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities. The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides to the fullest extent permitted under the DGCL that the Registrant’s directors shall not be personally liable to us or our shareholders for damages for breach of such director’s fiduciary duty. The effect of this provision of the Registrant’s Certificate of Incorporation is to eliminate the Registrant’s right and the Registrant’s shareholders’ (through shareholders’ derivative suits on behalf of our company) right to recover damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The Registrant’s Certificate of Incorporation and Amended and Restated By-Laws (the “By-Laws”) also provide that the Registrant shall indemnify each director and officer to the fullest extent permitted by applicable law. Under applicable law and the Registrant’s By-Laws, we may only indemnify a director or officer upon a finding that he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The registrant believes that the indemnification provisions in the Registrant’s Certificate of Incorporation and By-Laws are necessary to attract and retain qualified persons as directors and officers.

The Registrant’s By-Laws also provide that the Board of Directors may also authorize the Registrant to indemnify its employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to the Registrant’s directors and officers. The Registrant’s By-Laws also provide that, to the extent that a person who is or was a director, officer, employee or agent of the Registrant has been successful on the merits or otherwise in an action such person was party to by reason of the fact that he or she was or is a director, officer, employee or agent of the Registrant, the Registrant shall indemnify such person against expenses actually and reasonably incurred in connection therewith. As of the date of this registration statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers, except with respect to indemnification of employees and agents under the Registrant’s By-Laws for expenses actually and reasonably incurred upon a final judicial determination that such person has been successful on the merits or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, FL, on March 11, 2020.

USA EQUITIES CORP

By:	/s/ Troy Grogan
Troy J. Grogan
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Troy Grogan	Chief Executive Officer and Director	March 11, 2020
Troy J. Grogan	(Principal Executive Officer)

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Mandelbaum Salsburg P.C., counsel to the Registrant, as to the legality of the securities being registered.
10.1	2020 Equity Incentive Plan
23.1	Consent of Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm.
23.2	Consent of Mandelbaum Salsburg P.C (included in Exhibit 5.1).